EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated May 8, 1998 on the March 31, 1998 consolidated financial statements of Consolidated Graphics, Inc. (and to all references to our firm) included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


Houston, Texas
October 30, 1998